SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                    -------------------------


                            FORM 8-A/A

                         Amendment No. 1


        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
            PURSUANT TO SECTION 12(b) or 12(g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                    PEOPLES FIRST CORPORATION
                   (Exact name of registrant as
                    specified in its charter)


Kentucky                                   61-1023747
(State of incorporation                    (IRS Employer
or organization)                           Identification No.)


100 South 4th Street                       42002-2200
Paducah, Kentucky                          (Zip Code)
(Address of principal executive offices)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General
Instruction A(c)(1) please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                Name of each exchange on
to be so registered                which class is to be registered

     None                               Not Applicable



Securities to be registered pursuant to Section 12(g) of the Act:

       Junior Participating Preferred Stock Purchase Rights
                         (Title of class)

                         AMENDMENT NO. 1

          The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Registration Statement on Form 8-A relating to its Junior
Participating Preferred Stock Purchase Rights as set forth in the pages attached hereto.

Item 1.  Description of Registrant's Securities to be Registered

          Effective as of October 20, 1997, the Company and the Rights Agent amended the Rights Agreement to amend Section 21 of the Rights Amendment to permit a corporation that is qualified to act as a Transfer Agent under the rules of the New York Stock Exchange to become a successor Rights Agent.

          The Company has been notified by Boatmen's Trust Company of its intention to discontinue its corporate trust services business and to serve as Rights Agent. As a result of this development, the Company has appointed Registrar and Trust Company as successor Rights Agent in accordance with Section 21 of the Rights Agreement, effective October 26, 1997.

Item 2.  Exhibits

          A First Amendment to Rights Agreement, dated as of October 20, 1997, between Peoples First
               Corporation and Boatmen's Trust Company, as
               Rights Agent.

          B    Notice of Appointment of Successor Rights Agent to
               Shareholders, dated as of October 26, 1997.

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   PEOPLES FIRST CORPORATION


                                   By /s/ Aubrey W. Lippert
                                      Aubrey W. Lippert
                                      Chairman of the Board,
                                      President and Chief
                                      Executive Officer

                                   Dated: October 26, 1997


                            Exhibit A

               FIRST AMENDMENT TO RIGHTS AGREEMENT


     This is the First Amendment dated as of October 20, 1997
(the "Amendment") to the Rights Agreement dated as of January 18,
1995 (the "Agreement") between Peoples First Corporation, a
Kentucky corporation (the "Company"), and Boatmen's Trust
Company, a Missouri corporation (the "Rights Agent").

                             Recitals

     A. Rights Agent has notified the Company that Rights Agent plans to terminate its corporate trust business and will be unable to continue to serve as Rights Agent.

     B. Pursuant to and in accordance with Section 27 of the Agreement, the Company and the Rights Agent desire to amend the Agreement to permit the appointment of a company qualified to act as a transfer agent under the rules of the New York Stock
Exchange as a successor Rights Agent under the Agreement.

                            Agreement

     The Company and the Rights Agent agree as follows:

     1. Amendment of Section 21. Section 21 of the Agreement is amended to read in its entirety as follows:

          Section 21.     Change of Rights Agent.  The
     Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days' notice in writing mailed to the Company, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and to the holders, if any, of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon ten (10) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of ten (10) days after giving notice of such removal, or within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), as the case may be, then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, which is in good standing, is authorized under such laws to exercise transfer agent or corporate trust powers, is subject to supervision or examination by federal or state authority and is qualified to act as a Transfer Agent under the rules of the New York Stock Exchange. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the pre-decessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and the Preferred Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

     2. Effectiveness. This Amendment shall be deemed effective as of October 20, 1997, as if executed on such date. Except as amended hereby, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     3. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Kentucky and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made or performed entirely within such State. This Amendment may be executed in a number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered, all as of the day and year first above written.

Attest:                            PEOPLES FIRST CORPORATION


By /s/Eileen M. Duobinis-Gray     By /s/ Aubrey W. Lippert
  Eileen M. Duobinis-Gray            Aubrey W. Lippert
  Corporate Secretary                Chairman of the Board,
                                     President, and Chief
                                     Executive Officer

Attest:                            BOATMEN'S TRUST COMPANY


By /s/Judith Kemper                By /s/Jerry L. Rector
  Name: Judith Kemper                Name: Jerry L. Rector
  Title: Ass't Secretary             Title: Vice President


                            Exhibit B

              [PEOPLES FIRST CORPORATION LETTERHEAD]

         NOTICE OF APPOINTMENT OF SUCCESSOR RIGHTS AGENT


                              October 26, 1997


Dear Shareholder:

     This notice is being delivered to all holders of outstanding shares of the common stock of Peoples First Corporation (the "Company") in accordance with the Rights Agreement dated as of January 18, 1995 (the "Rights Agreement") between the Company and Boatmen's Trust Company, as Rights Agent.

     Earlier this year, NationsBank Corporation acquired
Boatmen's Bancshares, Inc., the parent company of  Boatmen's
Trust Company. As part of its corporate trust services business, Boatmen's Trust Company has served as Rights Agent under the Rights Agreement since January 1995.

     NationsBank recently announced plans to discontinue the corporate trust services business of Boatmen's Trust Company. As a result of this development, the Company has appointed Registrar and Transfer Company as successor Right Agent under the Rights Agreement, effective at the opening of business on Monday, October 26, 1997. Registrar and Trust Company already serves as the registrar and transfer agent for the Company's common stock.

     In accordance with the Rights Agreement, enclosed with this notice is a copy of the recent amendment to the Rights Agreement relating to the appointment of a successor Rights Agent, as well as a notice setting forth adjustments to the rights issued on shares of Peoples First Common Stock resulting from 5% stock dividends in 1995, 1996, and 1997.

     Inquiries can be directed to Registrar and Transfer Company, 100 Commerce Drive, Cranford, New Jersey 07016-3572, telephone
(800) 368-5948.

                              Sincerely,


                              /s/ Aubrey W. Lippert
                              Aubrey W. Lippert
                              Chairman, President and Chief
                               Executive Officer